                                                                    Exhibit 99.2

SP ACQUISITION HOLDINGS, INC. COMPLETES INITIAL PUBLIC OFFERING

NEW YORK, NY, Oct. 16, 2007 -- SP Acquisition Holdings, Inc. (AMEX: DSP.U)
(the "Company"), today announced that it has completed the initial public offering of 40,000,000 units.  Each unit consists of one share of common stock and one warrant.  Initially, the units will be the only security trading.  The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $400,000,000 to the Company.

The Company also announced the simultaneous consummation of the private sale, to
SP Acq LLC, and Anthony Bergamo, Ronald LaBow, Howard M. Lorber, Leonard
Toboroff and S. Nicholas Walker of an aggregate of 7,000,000 warrants at a price of $1.00 per warrant ("Additional Founder's Warrants"), generating total proceeds of $7,000,000. Of the proceeds received from the consummation of the initial public offering and private sale of warrants, $394,000,000 (or approximately $9.85 per unit sold in the initial public offering) was placed in trust. Audited financial statements as of October 16, 2007, reflecting receipt of the proceeds received by the Company in connection with the consummation of the initial public offering and private sale of warrants will be issued by the
Company and will be included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission as soon as possible.

UBS Investment Bank and Ladenburg Thalmann & Co. Inc. served as joint book-running managers for the offering, with Jefferies & Company serving as co-manager. Information about the offering is available in the prospectus filed with the Securities and Exchange Commission. Copies of the prospectus can be obtained from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New
York, NY 10171 (telephone 212-821-3000) or Ladenburg Thalmann & Co. Inc. at 153
East 53rd Street, New York, NY 10022 (telephone 212-409-2000).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT SP ACQUISITION HOLDINGS, INC.
SP Acquisition Holdings, Inc. is a newly organized blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses or assets, with a focus on the United States, Europe and Asia, that may provide significant opportunity for growth, but not limited to a particular industry.

Contact:    John McNamara
            Steel Partners Ltd.
            590 Madison Avenue, 32nd Floor
            New York, NY 10022
            Tel. (212) 520-2300